                                                                    Exhibit 7(g)
                            STOCKHOLDERS' AGREEMENT


     This Stockholders' Agreement (this "Agreement") is made as of March 9, 1999, by and among John C. Malone ("Malone"); Leo J. Hindery, Jr. ("Hindery"); and The Robin Cook Hindery 1989 Trust (the "Robin Trust").

     In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I:  DEFINITIONS

1.1  Definitions.  The following terms, when used in this Agreement, will have
     -----------
the meanings set forth below.

Affiliate:              of a Person is any other Person that Controls, is
                        Controlled by or is under common Control with such Person.

Affiliate Offer:        a bona fide written offer from an Affiliate of any
                        member of the Stockholder Group to purchase or otherwise acquire all or part of the Liberty Shares owned by one or more members of the Stockholder Group.

AT&T:                   AT&T Corp.,  a New York corporation.

AT&T Transaction:       the transactions contemplated by the Agreement and Plan
                        of Restructuring and Merger dated as of June 23, 1998, by and among AT&T, Italy Merger Corp., and Tele-
                        Communications, Inc.

Business Day:           any day that is not a Saturday, a Sunday or a day on
                        which banking institutions in New York, New York, Denver, Colorado or San Francisco, California are required or authorized to be closed.

Control: the power to elect a majority of the directors (or similar officials) of a Person or to direct or cause the direction of the management and policies of a Person, whether by the ownership of voting interests, by contract or otherwise.

Fair Market Value:      the cash price at which a willing seller would sell and
                        a willing buyer would buy specified property, both having full

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                        knowledge of the relevant facts and being under no
                        compulsion to buy or sell, in an arm's-length transaction without unusual time constraints.

HSR Act:                the Hart-Scott-Rodino Antitrust Improvements Act of
                        1976, as amended.

Liberty Class A Stock:  the Class A Liberty Media Group Common Stock of
                        AT&T having a par value of $1.00 per share.

Liberty Class B Stock:  the Class B Liberty Media Group Common Stock of AT&T
                        having a par value of $1.00 per share.

Liberty Shares:         the 662,889 shares of Liberty Class B Stock acquired by
                        Hindery pursuant to the AT&T Transaction and the 194,507 shares of Liberty Class B Stock acquired by the Robin
                        Trust pursuant to the AT&T Transaction, and any other securities issued in exchange for any of the foregoing
                        (except shares of Liberty Class A Stock exchanged for
                        Liberty Class B Stock as provided in Article III), that are held by or for the benefit of any member of the Stockholder Group from time to time.

Malone Election Notice: as defined in Section 3.2(a).

Material Consent:       the consent, waiver or authorization of, or filing with,
                        any Person the lack of which reasonably could be expected to result in (a) material liability to the Offeror or the Purchaser if a purchase of Liberty Shares by Malone pursuant to Article III is consummated or (b) either the Offeror or the Purchaser being deprived of all or a material part of the benefits incident to the purchase and sale of Liberty Shares pursuant to Article
                        III.

Person: any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

Stockholder Group:      Hindery, the Robin Trust, any Person that is a trustee
                        or beneficiary of the Trust from time to time, and each Transferee.

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Third Party Offer:      a bona fide written offer from a prospective purchaser
                        that is not an Affiliate of any member of the Stockholder Group to purchase all or a portion of the Liberty Shares.

Trading Price:          the average of the daily market prices of one Liberty
                        Share for 25 consecutive Business Days commencing 30
                        Business Days before the date on which Malone gives a Malone Election Notice. The daily market price of a Liberty Share on any Business Day will be (a) the last sale price on such day on the principal stock exchange on which Liberty Shares are then listed or admitted to trading or (b) if no sale takes place on such date on that exchange, the average of the reported closing bid and asked prices on such day as officially noted on that exchange. The Trading Price will be appropriately adjusted to reflect the effects of any stock dividend, stock split, reclassification or combination affecting
                        Liberty Shares as a class, the record date or ex-dividend date of which occurs during the period in which the Trading Price is to be determined or thereafter prior to the closing of the purchase of Liberty Shares for which the calculation of the Trading Price is required to be made.

Transfer:               with respect to any property, a sale, exchange,
                        transfer, assignment, pledge, grant of a security interest in or other disposition of all or any interest, of record or beneficially, in such property (whether voluntary, involuntary or by operation of law).

Transferee:             a Person to whom a Transfer of Liberty Shares is
                        made in compliance with this Agreement.


ARTICLE II: VOTING ARRANGEMENTS

     Each member of the Stockholder Group agrees to exercise all of the voting and consent rights associated with the Liberty Shares owned by such Person on all matters as to which such voting or consent rights are required or permitted to be exercised as Malone directs. Each member of the Stockholder Group will execute and deliver to Malone such proxies and other instruments and documents as Malone may request from time to time to give effect to or to evidence the rights granted in this Article II.

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

ARTICLE III:  TRANSFER RESTRICTIONS

3.1  Liberty Share Transfers.  No member of the Stockholder Group will Transfer
     -----------------------
any of the Liberty Shares, or any interest therein, held by it or of which it is a beneficial owner except to the extent specifically permitted by this Article
III. Any Transfer of Liberty Shares or an interest therein other than as specifically permitted by this Article III will be void and of no effect. The restrictions on, and obligations with respect to, Transfers of Liberty Shares set forth in this Agreement will be in addition to, and not in lieu of, any other restrictions or obligations imposed by applicable law or set forth in any instrument or agreement by which the Liberty Shares or any member of the Stockholder Group is bound.

3.2  Right of First Refusal.
     ----------------------

     (a) A member of the Stockholder Group may Transfer all or any portion of the Liberty Shares held or beneficially owned by it to an Affiliate or to a Person that is not an Affiliate only after complying with the provisions of this
Section 3.2. No member of the Stockholder Group may Transfer any record or beneficial interest in any Liberty Share separately from all of the legal and beneficial interests in such Liberty Share, except to the extent necessary for the Liberty Shares to be held of record by any trust or for Liberty Shares to be distributed to beneficiaries of any trust to the extent permitted by Section
3.3. If any member of the Stockholder Group wishes to sell on the NASDAQ National Market System or on any national securities exchange (an "Open Market Sale"), or receives and wishes to accept a Third Party Offer or an Affiliate Offer for, or wishes to contribute to an entity qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (a "Charitable Contribution"), all or any portion of the Liberty Shares held or beneficially owned by it (the "Offered Shares"), that Person (the "Offeror") must first offer to Malone the opportunity to purchase the Offered Shares. The offer will be made by notice (an "Offer Notice") given by the Offeror to Malone (a) accompanied (i) in the case of a Third Party Offer, by a copy of the Third Party Offer that specifically identifies the Person making the Third Party Offer and, to the extent known to the Offeror, each Person that directly or indirectly Controls such Person, (ii) in the case of an Affiliate Offer, by a notice that specifically identifies the Affiliate making the Affiliate Offer and each Person that directly or indirectly Controls such Affiliate, or (iii) in the case of a Charitable Contribution, by a notice identifying the charitable organization to which the Offeror desires to transfer Offered Shares, and (b) in any case stating the Offeror's bona fide intention to Transfer the Offered Shares in an Open Market Sale or pursuant to the Third Party Offer, Affiliate Offer, or Charitable Contribution. The Offeror will provide such additional information as may reasonably be requested by Malone to evaluate the terms of the prospective Transfer. Malone may elect to purchase all or a portion of the Offered Shares by giving notice of such election to the Offeror (the "Malone Election Notice") within 20 days after his receipt of the Offer Notice (the "Malone Election Period").

     (b) The consideration payable by Malone for each Offered Share that Malone has elected to purchase, at Malone's election will be either (i) one share of Liberty Class A Stock (or that number of shares of Liberty Class A Stock, or shares of any successor class or series of stock issued in

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replacement of Liberty Class A Stock, into which one Liberty Share is convertible at the time of determination) or (ii) if the Offered Shares are the subject of a Third Party Offer, cash in an amount equal to the consideration payable for one Liberty Share pursuant to the Third Party Offer, and if the Offered Shares are to be sold in an Open Market Sale or are the subject of an Affiliate Offer, cash in an amount equal to the Trading Price; provided, however, that if the Offered Shares are to be Transferred as a Charitable Contribution, the consideration payable by Malone for the Offered Shares will be determined under paragraph (b)(i) and Malone will not have the right to elect to pay the consideration determined under paragraph (b)(ii) for such Offered Shares. Malone will indicate in the Malone Election Notice whether he elects to pay the purchase price in cash or shares of Liberty Class A Stock. To the extent the consideration proposed to be paid for Liberty Shares in a Third Party Offer consists of property other than cash, if Malone elects to purchase Offered Shares for cash he will pay an amount equal to the Fair Market Value of such property.

     (c) For purposes of this Article III, the Fair Market Value of the non-cash consideration proposed to be paid for Liberty Shares in a Third Party Offer will be determined by agreement of the Offeror and Malone. If they cannot agree on such Fair Market Value within 10 Business Days after a Malone Election Notice is given, such Fair Market Value will be determined by an appraiser acceptable to the Offeror and Malone. If they are unable to agree on a single appraiser within 10 Business Days after a Malone Election Notice is given (the "Selection Period"), the Offeror and Malone each will select an appraiser by giving notice to each other of such appraiser's identity within 10 Business Days after the end of the Selection Period. The Offeror and Malone each will cause the appraiser they have selected to determine the Fair Market Value of the non-cash consideration in question and to submit a written report of its determination within 30 Business Days after the appraiser is selected. If the higher of the two appraisals is equal to or less than 120% of the lower appraisal, the average of the two will be the Fair Market Value of the non-cash consideration. If the higher of the two appraisals is more than 120% of the lower appraisal, the two appraisers will appoint a third appraiser within 10 Business Days and cause the third appraiser to submit a written report of its determination of the Fair Market Value of the non-cash consideration within 30 Business Days after such appraiser's selection. Such third appraiser will not be informed of the determinations of the other two appraisers. If three appraisals are necessary, then the average of the two appraisals in which the Fair Market Values are closest together will be deemed the Fair Market Value of the non-cash consideration or, if the highest and lowest appraisal differ from the middle appraisal by equal amounts, then the middle appraisal will be deemed the Fair Market Value. Any appraiser appointed pursuant to this Section 3.2(c) will be a nationally-recognized investment banking firm. The Offeror and Malone will pay the fees and costs of the appraisers appointed by them. The Offeror and Malone will share equally the fees and costs of any third appraiser appointed pursuant to this Section 3.2 (c).

     (d) Unless the Offeror and Malone otherwise agree, the closing of any purchase of Liberty Shares pursuant to this Section 3.2 will be held at the principal corporate offices of Liberty Media Corporation at 10:00 a.m. local time on the later of (i) the day that is 20 days after the Malone Election Notice is given and (ii) two Business Days after the parties have obtained all Material Consents. If a purchase of Liberty Shares pursuant to this Section 3.2 requires any filing under the

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HSR Act, the requirement for obtaining that consent for purposes of this Section
3.2 will be deemed satisfied if the applicable waiting period under the HSR Act has expired or has been terminated without the receipt of a notice of objection or the commencement or threat of litigation by a government entity to restrain the consummation of the purchase of the Liberty Shares to be purchased. The Offeror and Malone will cooperate to prevent any inconsistency between any HSR Act filings they are required to make and will furnish to each other such information and reasonable assistance as the other may reasonably request in connection with such filings and any request by a governmental agency for additional information. Each party to this Agreement covenants to and with the other parties that it will use its reasonable best efforts to obtain any Material Consent required to consummate any purchase of Liberty Shares by Malone pursuant to this Article III as promptly as practicable.

     (e) At the closing of any purchase and sale of the Offered Shares by Malone, (i) Malone will pay the purchase price in the form in which Malone has elected to make such payment pursuant to Section 3.2(b) and (ii) the Offeror will transfer to Malone all of the record and beneficial interests in the Offered Shares to be purchased, free and clear of all liens, claims and encumbrances, and will deliver such bills of sale, assignments and other agreements and instruments to Malone, and will take all such other reasonable actions at and after the closing as Malone may request, to effectively vest the Offered Shares to be purchased in Malone.

     (f) If any Material Consent cannot be obtained within 12 months after the date a Malone Election Notice is given, the Malone Election Notice will be deemed rescinded and the Offeror may Transfer the Offered Shares (i) in an Open Market Sale on such terms as are generally available on such markets if a proposed Open Market Sale by the Offeror gave rise to the right of first refusal pursuant to this Section 3.2, (ii) pursuant to a Charitable Contribution, or
(iii) to the Person that made the Third Party Offer or Affiliate Offer for the consideration and upon the terms and conditions set forth in the Third Party Offer or Affiliate Offer (or, if the Person that made the Third Party Offer or Affiliate Offer no longer wishes to purchase the Offered Shares, in an Open Market Sale on such terms as are generally available on such markets) if a Third Party Offer or Affiliate Offer gave rise to the right of first refusal pursuant to this Section 3.2, in any case for a period of 60 days beginning on the day after the first anniversary of the date the Malone Election Notice was given, provided that the Offered Shares so Transferred are first converted into Liberty
--------
Class A Stock. Upon such conversion the Liberty Class A Stock so converted will not again be subject to the right of first refusal provisions of this Section
3.2 prior to the Transfer of such stock within the 60-day period as permitted by this paragraph (f). If the Offered Shares are not so Transferred during such 60-day period, the Offeror's right to Transfer such Offered Shares will again be subject to the provisions of this Section 3.2.

     (g) If Malone does not elect to purchase all of the Offered Shares, the Offeror will be free for a period of 60 days after the end of the Malone Election Period to Transfer the Offered Shares that Malone has not elected to purchase in an Open Market Sale on such terms as are generally available on such markets, pursuant to a Charitable Contribution, or to the Person that made the Third Party Offer or Affiliate Offer for the consideration and upon the terms and conditions set forth in the Third Party Offer or Affiliate Offer, as applicable. If those Offered Shares are not so Transferred during such 60-day period, the Offeror's right to Transfer such Offered Shares will again be subject to the provisions of this
Section 3.2.

     (h) If any Offeror entitled to Transfer Offered Shares during a 60-day period pursuant to paragraph (f) or (g) is precluded from Transferring all of the Offered Shares such Offeror otherwise would be entitled to Transfer solely because of restrictions imposed by Rule 144 under the Securities Act of 1933, as amended, on the volume of securities that may be sold within a three-month period, such Offeror may Transfer the Offered Shares the Offeror is precluded by Rule 144 from Transferring during an additional period of 90 days, beginning on the day after the end of the 60-day Transfer period permitted by paragraphs (f) and (g).

     (i) Except for the conversion of Offered Shares into Liberty Class A Stock pursuant to paragraph (f), any member of the Stockholder Group who wishes to convert any Liberty Shares of which such Person is the holder or beneficial owner into Liberty Class A Stock will first offer to Malone the opportunity to purchase such Liberty Shares, which will be treated as Offered Shares that are subject to the provisions of Section 3.2(a). If Malone gives a Malone Election Notice with respect to all or any portion of such Offered Shares, the consideration payable upon the purchase of such Offered Shares will be the Trading Price, payable in the form elected by Malone as described in Section 3.2(b).

3.3  Distributions to Beneficiaries.  Notwithstanding any other provision of
     ------------------------------
this Agreement, any trust that holds Liberty Shares may distribute to any Person that is a beneficiary of such trust from time to time the number of Liberty Shares that are beneficially owned by such Person, provided that such Person complies with the provisions of Section 3.5.

3.4  Other Permitted Transfers.  Notwithstanding any other provision of this
     -------------------------
Agreement, subject to the provisions of Section 3.5, any member of the Stockholder Group may (a) pledge all or part of the Liberty Shares of which such Person is the legal or beneficial owner to US Bank or any other lending institution as security for a loan, or (b) Transfer all or part of the Liberty Shares owned by such Person to any spouse, parent, child, grandchild or sibling of such Person or to any trust or other investment vehicle established primarily for the benefit of any of the foregoing persons or their heirs, provided that prior to a Transfer permitted by clause (a) or (b) the member of the Stockholder Group making the Transfer causes the Transferee to provide a written certificate establishing that the Transfer qualifies as a private placement of the Liberty Shares to be Transferred under applicable securities laws and as to the Transferee's investment intent with respect to such Liberty Shares.

3.5  Other Conditions to Transfer.  Any Person (other than Malone) to whom
     ----------------------------
Liberty Shares are permitted by this Article III to be Transferred must (except in the case of a Transfer of Shares pursuant to Section 3.2(g)), prior to such Transfer, agree in writing to be bound by the terms of this Agreement as a member of the Stockholder Group if such Person is not already a party hereto and all references to the "Stockholder Group" in this Agreement will be deemed to include the Transferee with respect to any Liberty Shares that are Transferred to such Transferee. No member of the

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

Stockholder Group will make any Transfer of Liberty Shares that would violate U.S. federal or state securities laws.

ARTICLE IV:  MISCELLANEOUS

4.1  Stock Certificate Legend.  All certificates representing Liberty Shares
     ------------------------
will bear a legend in substantially the following form:

          "The shares represented by this certificate may not be sold, transferred or encumbered except in accordance with the terms of a Stockholders' Agreement, dated as of March 9, 1999, a copy of which is on file with the Company."

If an Offeror Transfers all or part of the Offered Shares to a Transferee as permitted by Section 3.2(f) or 3.2(g), the Transferee of such Offered Shares will be issued a new certificate evidencing such Offered Shares without the legend set forth above (other than, in the case of Liberty Shares Transferred pursuant to Section 3.4, the portion of such legend referring to the restrictions imposed by this Agreement) upon the receipt by AT&T of evidence satisfactory to it and its legal counsel that the Offered Shares are registered or that such sale will comply with Rule 144 or 145 under the Securities Act of 1933, as amended, and any applicable state securities laws, and upon satisfaction of the transfer procedures normally applicable to the Liberty Shares.

4.2  Termination.  This Agreement will terminate upon the earliest to occur of
     -----------
(a) the death of Malone, or (b) April 30, 2008. The termination of this Agreement will not affect the rights and obligations of the parties accrued prior to such termination.

4.3  Notices.  All notices, requests, demands and other communications required
     -------
or permitted to be made pursuant to this Agreement will be in writing and will be deemed to have been given if delivered in person or by courier, sent by telecopy or sent by United States certified or registered mail, prepaid, addressed as follows:

          To Malone at:

          Liberty Media Corporation
          8101 E. Prentice Ave.
          Englewood, CO 80111
          Telecopy:  (303) 721-5443

          with a copy to the same address, Attention:  Charles Y. Tanabe, Esq.

          To Hindery at:

          Tele-Communications, Inc.
          5619 DTC Parkway
          Englewood, Colorado  80111
          Telecopy:  (303) 488-3201

          To the Robin Trust at:

          The Robin Cook Hindery 1989 Trust
          Stephen I. Leonard, Trustee
          Farallon Real Estate Services Company, Inc.
          620 Davis Street
          San Francisco, CA 94111
          Telecopy: (415) 956-3665

          with a copy in the case of Hindery or the Robin Trust to:

          Pillsbury Madison & Sutro LLP
          235 Montgomery Street
          San Francisco, California  94104
          Attention:  David L. Klott, Esq.
          Telecopy:  (415) 983-1200

     Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. Any notice delivered personally or by courier will be deemed to be received on the date of delivery; any notice sent by telecopy will be deemed to be received upon confirmation of transmission by person or machine; and any notice so mailed will be deemed to be received on the date shown on the return receipt (evidence of rejection of delivery or inability to deliver because of a changed address of which no notice was given pursuant to the provisions of this Agreement will be deemed to be a receipt).

4.4  Modification; Waiver.  This Agreement may be modified or terminated by
     --------------------
mutual agreement only by a writing signed by all the parties, and no provision or condition herein may be waived other than by a writing signed by the party waiving such provision or condition.

4.5  Headings.  Article and Section headings in this Agreement are for the sole
     --------
purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof, and such headings will not be considered in interpreting or construing this Agreement.

4.6  Assignment.  Any rights exercisable by Malone under this Agreement may be
     ----------
exercised by any designee of Malone. Except as provided in the preceding sentence, no party will assign any of

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its rights under this Agreement or delegate its duties hereunder unless it obtains the prior written consent of the other parties, which consent may be withheld at each such party's absolute discretion.

4.7  Specific Performance.  The parties acknowledge that Malone would be
     --------------------
irreparably damaged if any member of the Stockholder Group violates or breaches its obligations under Article II or Article III, and that in either case money damages would be an inadequate remedy for such breach or violation. Accordingly, each member of the Stockholder Group agrees that the provisions of
Article II and Article III will be specifically enforceable by Malone, and that Malone will be entitled to temporary and permanent injunctive relief and other equitable remedies, at his sole election, to enforce such provisions. Such rights of enforcement will be without prejudice to any other right or remedy available to Malone.

4.8  Counterparts.  This Agreement may be executed in any number of
     ------------
counterparts, each of which may be deemed to be an original, and all of which taken together will constitute one instrument.

4.9  Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF
     -------------
DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAWS RULES.

4.10 Other.  This Agreement constitutes the entire agreement of the parties
     -----
regarding the subject matter hereof, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are hereby merged into this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and, subject to the limitations set forth in
Section 4.6, their respective successors and assigns. The provisions of this Agreement are for the exclusive benefit of the parties and their permitted successors and assigns, and no other Person is intended to be a third party beneficiary or to have any rights by virtue of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                      ----------------------------------
                                      John C. Malone


                                      ----------------------------------
                                      Leo J. Hindery, Jr.

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                                    THE ROBIN COOK HINDERY 1989 TRUST

                                    By:
                                        -----------------------------
                                         Stephen I. Leonard, Trustee

                                      -11-